EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., Oct. 05, 2021 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced its Board of Directors authorized the repurchase of an additional $1.5 billion of the Company’s common stock in connection with its ongoing share repurchase program. Since the inception of the repurchase program in 1998, and including the above amount, AutoZone’s Board of Directors has authorized $27.65 billion in share repurchases.

“AutoZone’s continued strong financial performance allows us to grow our business, return meaningful amounts of cash to our shareholders and maintain our investment grade credit ratings,” said Jamere Jackson, Chief Financial Officer and Executive Vice President – Finance, and Store Development. “We remain committed to our disciplined capital allocation policy to drive growth and enhance shareholder returns while maintaining adequate liquidity.”

About AutoZone:
AutoZone, Inc. is the leading retailer, and a leading distributor, of automotive replacement parts and accessories in the Americas. We began operations in 1979 and at August 28, 2021, operated 6,051 stores in the United States, 664 stores in Mexico and 52 stores in Brazil. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories and non-automotive products. At August 28, 2021, in 5,179 of our domestic stores, we also had a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. We also sell the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. We do not derive revenue from automotive repair or installation services.

Contact Information:

Media: David McKinney, 901-495-7951, david.mckinney@autozone.com

Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com